Exhibit 99.1

BLUE MARTINI SOFTWARE ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2004

SAN MATEO, Calif., (October 26, 2004) – Blue Martini Software, Inc. (NASDAQ: BLUE) today reported financial results for the third quarter of 2004. Total revenues for the third quarter of 2004 were $6.8 million, compared to $9.1 million for the third quarter of 2003. License revenues for the third quarter of 2004 were $1.6 million, consistent with the preliminary results announced on October 1, 2004, compared to $4.2 million for the third quarter of 2003. Net loss for the third quarter of 2004 was $3.1 million, or $0.25 per share, compared to net loss of $4.5 million, or $0.40 per share, for the third quarter of 2003.

Blue Martini Software had cash, cash equivalents and short-term investments totaling $34.8 million or $2.80 per share outstanding at September 30, 2004.

“In what continues to be a challenging environment for enterprise software providers, we have significantly lowered our expenses, to allow us to reach profitability at a lower revenue level,” said Monte Zweben, Blue Martini’s Chairman and CEO. “In today’s risk-averse IT environment, we are seeking to increase top-line growth by reducing the perceived risk of acquisition and implementation of our solutions. We are introducing new, easier-to-implement solution packs to address this buyer caution and make our solutions more accessible to our current and prospective customers.”

For additional information on Blue Martini Software’s reported results, see the accompanying financial tables.

Blue Martini Software’s third-quarter financial results will be discussed Tuesday, October 26, 2004 at 1:30 pm PT and available by calling (303) 262-2131 at least 5 minutes prior to the start time, or by logging in to the investor relations section at www.bluemartini.com. A replay of the call will be available via telephone through November 9, 2004 by dialing (303) 590-3000, passcode #11010797 and via the company’s website for at least three months.

About Blue Martini Software: Blue Martini Software is a leading provider of sales optimization systems. Our software proactively guides sales people, partners, and customers through sales interactions, helping them to sell more. Over 170 companies worldwide including Carrefour, DuPont, Harley Davidson, Kohl’s, Mitsubishi, Panasonic, Saks Fifth Avenue, and Sprint have adopted our sales optimization systems to sell more effectively. Blue Martini Software is headquartered in San Mateo, California and can be reached at 650-356-4000 or www.bluemartini.com..

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Note to editors: “Blue Martini” and “Blue Martini Software” are trademarks of Blue Martini Software, 2600 Campus Drive, San Mateo, CA 94403. Other product and company names mentioned in this news release may be the trademarks of their respective owners and are mentioned for identification purposes only.

This news release regarding Blue Martini Software’s financial results includes forward-looking statements, based on current expectations, that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: the risk that we may not achieve profitability; the risk that current or prospective customers may purchase our new solution packs in lower quantities than we expect, or not at all; risks associated with quarterly fluctuations in Blue Martini Software’s revenues or other operating results: risks associated with failure by Blue Martini Software to meet financial guidance; risks associated with the development and licensing of software generally, including potential delays in software development or release, technical difficulties in software deployment or use, and long and variable sales cycles; competition and technological changes and developments; financial and other impacts of staffing reductions and other cost-control measures; risks associated with foreign operations and economies; and general economic and market conditions. Details on these and other risks are set forth in Blue Martini Software’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission (“SEC”). These filings are available on a website maintained by the SEC at www.sec.gov. Blue Martini Software assumes no obligation to update the information in this news release.

Contacts:

Investors: Lasse Glassen, Financial Relations Board, 310-407-6555, ir@bluemartini.com

Media: Laurie Gibson, b3 Communications, 650-969-0764, lgibson@b3communications.com

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FINANCIAL TABLES FOLLOW

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BLUE MARTINI SOFTWARE, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
License	$1,585	$4,203	$6,517	$8,469
Professional services	2,965	2,711	9,506	10,072
Maintenance	2,246	2,140	6,849	6,043

Total services	5,211	4,851	16,355	16,115

Total revenues	6,796	9,054	22,872	24,584
Cost of revenues:
License	215	439	697	1,112
Service	2,958	3,357	9,277	11,149

Total cost of revenues	3,173	3,796	9,974	12,261

Gross profit	3,623	5,258	12,898	12,323

Operating expenses:
Sales and marketing	3,106	5,131	12,193	14,224
Research and development	1,491	2,643	6,321	7,545
General and administrative	723	1,818	3,698	5,337
Amortization of deferred stock compensation	—	569	96	1,336
Impairment of long-lived assets and goodwill	—	(102)	—	(673)
Restructuring charges	1,500	—	1,500	180

Total operating expenses	6,820	10,059	23,808	27,949
Loss from operations	(3,197)	(4,801)	(10,910)	(15,626)
Interest income and other, net	118	334	447	979

Net loss	$(3,079)	$(4,467)	$(10,463)	$(14,647)

Basic and diluted net loss per common share	$(0.25)	$(0.40)	$(0.86)	$(1.36)

Shares used in computing basic and diluted net loss per common share	12,370	11,110	12,100	10,767

BLUE MARTINI SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$34,809	$46,188
Accounts receivable, net	3,820	3,787
Prepaid expenses and other current assets	1,398	1,334

Total current assets	40,027	51,309
Property and equipment, net	278	469
Intangible and other assets, net	267	302

Total assets	$40,572	$52,080

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$254	$891
Accrued employee compensation	1,628	2,951
Accrued restructuring charges	1,669	794
Other current liabilities	2,960	4,216
Deferred revenues	4,956	4,872

Total current liabilities	11,467	13,724

Accrued restructuring charges, less current portion	741	1,637

Total liabilities	12,208	15,361

Stockholders’ equity:
Common stock and additional paid-in-capital (12,443 and 11,542 shares outstanding in 2004 and 2003, respectively)	260,467	258,155
Accumulated other comprehensive income	(1,054)	(850)
Accumulated deficit	(231,049)	(220,586)

Total stockholders’ equity	28,364	36,719

Total liabilities and stockholders’ equity	$40,572	$52,080